CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated April 27, 2010, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 103 (included in Van Kampen Unit Trusts, Municipal Series 750) as of December 31, 2009, and for the period from January 23, 2009 (date of deposit) through December 31, 2009 and the financial highlights for the period from January 23, 2009 (date of deposit) through December 31, 2009, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-155941) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/S/  GRANT THORNTON LLP

New York, New York
April 27, 2010